433 W. Ascension Way Suite 300 Murray, UT 84123 1-800-843-2446 October 23, 2025 Dear Rick Lockton, We are pleased to offer you the position of Executive Vice President, Chief Digital, Product, and Technology Officer with Bed Bath & Beyond, Inc. We believe you will be an excellent addition to our team and are very excited to have you on board. The following is a summary of your compensation, benefits, and the terms and conditions of our employment offer: Start Date: November 3, 2025 Employment Status: Full time, Exempt Cash Salary Compensation: $19,230.77 per pay period, ($500,000 annually) In order to receive the full annual amount of $500,000, you must be employed for all 26 pay periods. Cash Bonus Plan: In addition to your base salary, you may be eligible to earn, for each fiscal year at the Company ending during the term of your employment with the Company, an annual cash bonus, as approved from time to time by the Company’s Board of Directors or Compensation Committee. Your “target” annual bonus for 2026 is currently set at up to 150% of your base salary. ($750,000) 120% of base salary will be based on key performance metrics and deliverable to be set within 90 days of start date. 30% of base salary will be based on an annual performance evaluation. If performance exceeds expectations, the payout will be 150% of the 30%, if performance meets expectations, the payout will be 100% of the 30%, and if performance is below expectations, the payout will be 50% of the 30% target. Year 1 (2026) bonus will have a guaranteed minimum of 50% payout due to difficulty of forecasting, risks related to personnel, new investments, and culture change required. Your actual annual bonus will be determined on the basis of such Company and individual performance criteria established by the Board of Directors or Compensation Committee in accordance with the terms and conditions of any bonus plan adopted from time to time. Your annual bonus will be paid between January 1 and April 1 of the calendar year following the year to which it relates. You must be employed by the Company on the date of payment of such annual bonus in order to be eligible to receive such annual bonus. Equity: As a material inducement to your employment with the Company, we will propose that you receive an equity award of 300% of base salary comprised of 200% of base salary of restricted stock units (“RSUs”) and 100% of base salary of performance stock units (“PSUs”) with a 3 year vesting schedule (1/3 per year) under the forms of the applicable award agreements which set forth the service periods and performance targets required for the awards to vest, which RSUs and PSUs will be subject to and conditional upon all required targets being achieved and necessary corporate approvals being obtained. This employment inducement award is subject to approval by the Company’s Compensation Committee and once approved will be granted within a reasonable time from your start date. Starting in 2027, you will also be eligible to receive an annual equity award with a target value equal to 300% of base salary comprised of 200% of base salary of restricted stock units (“RSUs”) and 100% of base salary of performance stock units (“PSUs”) with a 3 year vesting schedule (1/3 per year) as part of the Company’s normal annual executive compensation process, subject to approval by the Board or Compensation Committee. Consistent with the applicable award agreements, you may be eligible for refresh awards to be approved by the Board or Compensation Committee at their discretion. Report to: Marcus Lemonis, Executive Chaiman and PEO Work Location: Nashville, TN Relocation Support: The Company will provide relocation assistance to support Executive’s transition to the designated work location. This assistance includes: • Travel Expense Reimbursement: You will be reimbursed for reasonable travel expenses related to your relocation, including transportation, lodging, and meals, subject to the Company’s travel and expense policy for a period of twelve months following your start date. • Repayment Terms: If you voluntarily resign or are terminated for Cause within twelve (12) months of the relocation date, you may be required to repay a prorated portion of the relocation expenses covered by the Company. Flexible Time Away: Unaccrued, paid time off to be used (without set limits) for purposes such as vacation, relaxation, personal or family needs, and for absences governed by Company leave policies. (subject to the limits specified in those policies) You may also be eligible to participate in the following benefits effective the first of the month following the hire date. You will be eligible to participate in the Bed Bath & Beyond 401(k) Plan according to the table below.

Severance: In the event that your employment is terminated by the Company without Cause, or you resign for Good Reason (defined as a material diminution in responsibilities, scope of role, or base compensation), you shall be entitled to the following severance benefits, subject to execution of a separation agreement and release of claims: • Cash Compensation: A lump sum payment equal to one (1) times your then-current annual base salary, plus one (1) times your target Short-Term Incentive (STI) opportunity. • Healthcare Continuation: the Company will pay the full amount of the Participant's COBRA premiums or will provide coverage under the Company's self-funded broad based health insurance plans, on behalf of the Participant, including coverage for the Participant's eligible dependents for a period of twelve (12) months following the termination date, subject to COBRA eligibility and your timely election. • Equity Acceleration: Any outstanding Restricted Stock Units (RSUs) Performance Stock Units (PSUs) that are scheduled to vest within eighteen (18) months following the termination date shall vest immediately upon such termination, subject to the terms of the applicable equity award agreements and performance certification (if applicable). Bed Bath & Beyond is an at-will employer. Nothing in this offer shall limit the right of Bed Bath & Beyond or yourself to terminate the employment relationship. This offer is contingent upon the following: • Satisfactory results of a background check of credit, criminal, educational or other relevant information. • Maintained residency within the state of employment listed on this offer; or establishing residency within the state of employment listed on this offer within twelve months of your Start Date. Please note that any changes in residency require prior approval through HR. We are excited to extend this offer of employment to you. Please note that this offer is valid for a period of 4 business days from the date of this letter. We look forward to your favorable response within this time frame. Please sign below and return this document via Adobe Sign. If you have any questions, please contact me directly. We look forward to working with you. Sincerely, Rob Carpenter

Head of HR Date: ________________ I accept the above terms of employment. Rick Lockton Date: ________________ CONFIDENTIAL – PROPERTY OF BED BATH & BEYOND, INC. the existence and terms of this letter and all related communications are confidential and intended only for your personal and family consideration. 10/24/2025 10/24/2025